EXHIBIT 99.1

NEWS RELEASE

For Release: Tuesday, June 3, 2008, 7:00am Central Time	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH VNUS MEDICAL TECHNOLOGIES

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has entered into an agreement that settles all patent litigation with VNUS Medical Technologies, Inc.

Under the terms of the settlement agreement, Vascular Solutions has agreed to pay VNUS Medical a royalty in the aggregate amount of $3.1 million for Vari-Lase® products shipped within the U.S. through the end of the first quarter of 2008, and a royalty on on-going U.S. shipments of Vari-Lase products payable quarterly during the remaining life of the applicable patents. In exchange, VNUS Medical has granted to Vascular Solutions a non-exclusive and non-sublicensable license to the applicable patents for use in endovenous laser therapy. All litigation between the parties will be dismissed.

Howard Root, CEO of Vascular Solutions, stated: “This settlement resolves the third and last piece of litigation that existed when Vascular Solutions entered 2008. We are obviously pleased to have this litigation now behind us, which will allow us to focus entirely on growing sales, launching products and developing new vascular devices.”

As a result of the settlement, Vascular Solutions will incur a litigation expense in the amount of $3.1 million in the second quarter of 2008 related to the royalties on Vari-Lase products shipped within the U.S. between 2003 when the products were launched and the end of the first quarter of 2008. Beginning with the second quarter of 2008, royalty payments will be included in the cost of goods sold for Vari-Lase products shipped within the U.S. during the quarter. The amount of the on-going royalty is considered confidential information. As a result of the settlement of the litigation, Vascular Solutions expects to reduce its legal expenses by $500,000 per quarter in the second half of 2008 from the amount it incurred in the first quarter of the year.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat® Dry hemostatic bandage used for the rapid control of topical bleeding, the Pronto® extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston® dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass® dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

# # #